Exhibit 10.a

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, made this ___ day of ______________, _____, by and between FIRST BANCORP, a North Carolina corporation, (the “Company”), and ___________ a resident of North Carolina ( the “Director” or “Officer”).

WITNESSETH:

For valuable consideration, including without limitation the agreement by the Director or Officer to serve or continue to serve as a director or officer of the Company or both, as the case may be, the parties agree for themselves, their successors and assigns, as follows:

I.	The Company shall indemnify and hold harmless the Director of Officer to the fullest extent from time to time permitted by law in the event the Director or Officer is made, or threatened to be made, a party to any pending threatened or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit or proceeding) by reason of the fact that he/she is or was director, officer or employee of the Company or serves or served any other enterprise as a director, officer or employee at the request of the Company, excepting any liability or expense incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Company.

II.	The rights of the Director or Officer hereunder shall, to the fullest extent from time to time permitted by law, cover all liability and expense, including without limitation all attorney’s fees and expenses, judgments, fines, excise taxes and amounts paid in settlement, and all expense incurred by the Director or Officer in enforcing his rights hereunder.

III.	To the fullest extent from time to time permitted by law, the Company agrees to pay the expenses of the Director or Officer, including attorney’s fees and expenses, incurred in defending any action, suit or proceeding, provided such Director or Officer notifies the Company that he will seek indemnification hereunder as a result of such action, suit or proceeding, and provided further such Director or Officer provides to the Company an undertaking by or on behalf of such Director or Officer to prepay such amount if it shall ultimately be determined that he/she is not entitled to be indemnified by the Company against such expenses in advance of the final disposition of such action, suit or proceeding.

IV.	The foregoing rights of the Director of Officer hereunder shall inure to the benefit of the Director or Officer, whether or not he/she is an officer, director, employee or agent at the time such costs or expenses are imposed or incurred and whether or not the claim asserted against him/her is based on matters which antedate the execution of this Agreement, and in the event of his/her death shall extend to his /her legal representative.

V.	The rights of the Director or Officer hereunder shall not be exclusive of any other rights to which the Director or Officer may entitled under any statute, agreement, bylaw, insurance policy, or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

FIRST BANCORP
ATTEST:
By:

DIRECTOR OR OFFICER
(Seal)